FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Amaze Holdings, Inc. Entity or Nevada Business Identification Number (NVID): E19436952021-5
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation - Series C Convertible Preferred Stock
3. Filing Date:	Filing date of document which correction is being made: 03/25/2025
4. Description:	Description of inaccuracy or defect: In Section 1 (Definitions), the term "Conversion Price" was erroneously listed as $0.75.
5. Correction:	Correction of inaccuracy or defect: The term "Conversion Price" in Section 1 (Definitions) should state $0.50.
6. Signature: (Required)	X /s/ Michael Pruitt (**Signature**) 04/09/2025 (Date)

This form must be accompanied by appropriate fees.